Exhibit 10.19

August 20, 2009

CAPERSIA PTE LTD
96A Club Street
Singapore

Attention: Richard Wilson

Dear Richard,

Re: Promissory Note Dated June 1, 2007 – 3rd Amendment and Conversion

With reference to the Promissory Note as executed by the Company on June 1, 2007 as amended on December 28, 2007 and November 7, 2008 (the Note). The parties to the Note, Velocity Oil & Gas, Inc as the Maker and Capersia Pte Ltd as the Payee hereby confirm their agreement to further amend the Note.

In the First Amendment the Payee has agreed to provide Velocity with at least twelve months and one day notice before repayment is due. In the Second Amendment the Principal amount of the Note was increased to $12,764 (Twelve Thousand Seven Hundred Sixty Four United States Dollars).

This 3rd Amendment documents the agreement between the Parties to the Note to change the conversion price of the Note to the par value ($0.001) of the common shares and election by Capersia to convert US$1,000 to one million common shares.

As executed by the Parties on the day first mentioned above.

/s/ Frank Jacobs	/s/ Richard Wilson
Frank Jacobs	Richard Wilson
Director and Company Secretary	Director